Memorandum of Understanding
Effective Date: August 25, 2007
Between:

Brampton Crest International, Inc., a Nevada corporation (“Brampton”)

And:

America’s Emergency Network, LLC, a Florida limited liability company (“AEN”)

Both Brampton and AEN (the “Parties”) have mutually agreed to enter into a business relationship as per the following terms and conditions:

Intent of the Parties
The Board of Directors of Brampton and Managers of AEN believe it is in the best interests of their respective companies and the stockholders and members of their respective companies that Brampton purchases from the members of AEN all of the membership interests of AEN. The Parties intend that Phase II of the proposed transaction qualify as a tax free re-organization of AEN. Accordingly, the terms set forth on the Preliminary Term Sheet attached hereto (the “Preliminary Term Sheet”) are preliminary and therefore subject to modification based upon an analysis of potential tax consequences on the Parties.

Due Diligence
The transactions contemplated by this Memorandum of Understanding are subject to completion of due diligence by Brampton. Due diligence shall be completed by Brampton within 45 days of the execution of this Memorandum of Understanding

Action prior to Closing
Following satisfaction by Brampton (in its sole discretion) of its due diligence, counsel to AEN shall draft the definitive agreements (the “Definitive Agreements”) incorporating the intent of the Parties as set forth in the Preliminary Term Sheet.

Intended Timing	The closings of the proposed transactions shall take place in accordance with the terms of the respective transactions as set forth in the Preliminary Term Sheet.
Preliminary Terms	As per Preliminary Term Sheet

Costs and Fees
Each party shall bear their own attorneys’ fees, costs and expenses incurred in connection with the transactions contemplated in paragraphs 1 (a)-(d) and 2(a) of the Preliminary Term Sheet; provided, however, that Brampton shall pay the attorneys’ fees, costs and expenses incurred in connection with the Private Placement (as such term is defined in the Preliminary Term Sheet); and provided, further, that in the event that Brampton determines that it will not proceed with the Merger (as defined in the Preliminary Term Sheet) for any reason or no reason, other than as a result of AEN’s failure to meet its projections as set out in its most recent business plan, or a breach of a representation or warranty of AEN as contained in the merger agreement, then Brampton shall pay to AEN an amount equal to $75,000.

No Shop/Confidentiality
The Parties agree to work in good faith expeditiously towards a closing of the transaction contemplated in the Preliminary Term Sheet. From the date of this Memorandum of Understanding up to and including the Phase I Closing Date (as such term is defined in the Preliminary Term Sheet), AEN agrees that it will not, without the prior consent of Brampton, take any action to solicit, initiate, encourage or assist the submission of any proposal, negotiation or offer from any person or entity other than Brampton relating to the sale or issuance, of any of the membership interests of AEN or the other disposition of AEN or any material part of the stock or assets of the AEN and shall notify Brampton promptly of any inquiries by any third parties in regards to the foregoing. AEN, its officers, directors, members, unitholders, agents and representatives (collectively, “Representatives”) and Brampton and their Representatives shall hold in confidence and not disclose the terms of the proposed transaction or the existence of this Memorandum of Understanding without the written consent of the other Party.

Public Statements
None of Brampton, AEN or any of their respective Representatives shall make any public statements about the proposed transactions without the prior written consent of the other Party, which consent shall not be unreasonably withheld.

None of Brampton, AEN or any of their respective Representatives shall make any public statements prior to execution of a Definitive Agreement; unless an 8K Form is required to be filed in the opinion of Brampton’s counsel.

The Parties agree and acknowledge that the Definitive Agreements shall contain such conditions, representations, warranties and indemnities acceptable to the Parties and their respective counsel, and shall be subject to the approval of the chief executive officers or managers of the Parties, their shareholders and members where appropriate, and their respective Boards of Directors and Managers.

The Parties acknowledge that this Memorandum of Understanding is not, nor is it intended to be, a legally binding contract and no such contract shall be implied hereby absent the execution and delivery of mutually satisfactory Definitive Agreements; provided, however, that the provisions hereof concerning Due Diligence, Costs and Fees, No Shop/Confidentiality, and Public Statements, and paragraphs 1 and 2(a) of the Preliminary Term Sheet are intended to be binding upon the Parties. A breach of any of the aforesaid binding provisions shall entitle the non-breaching party to seek equitable relief, including but not limited to injunctive relief, in addition to all remedies at law. This Memorandum of Understanding shall be governed by the internal laws of the State of Florida excluding conflict of law principles. The prevailing party in any legal proceeding shall be entitled to an award of costs and expenses (including attorneys’ fees).

This Memorandum of Understanding shall be binding on, and shall inure to the benefit of, the parties and their respective heirs, legal representatives, successors and assigns.

The Parties hereby agree that each provision herein shall be treated as a separate and independent clause, and that the unenforceability of any one clause shall in no way impair the enforceability of any of the other clauses herein. Moreover, if one or more of the provisions contained in this Memorandum of Understanding shall for any reason be held to be excessively broad as to scope, activity, or subject so as to be unenforceable at law, such provision or provisions shall be construed by the appropriate judicial body by limiting and reducing it or them, so as to be enforceable to the maximum extent compatible with the current applicable law.

This Memorandum of Understanding shall not be amended or modified except by a writing executed by both Parties. Any waiver by either party of a breach of any provision of this Memorandum of Understanding shall not operate or be construed as a waiver of any subsequent breach of such provision or any other provision hereof.

This Memorandum of Understanding represents the entire understanding of the Parties regarding the terms and conditions hereunder, and supersedes and terminates all prior communications, agreements and understandings, whether oral or written, relating to the subject matter hereof.

This Memorandum of Understanding may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Confirmation of execution by electronic transmission of a facsimile signature page shall be binding upon any party so confirming.

IN WITNESS WHEREOF, the parties have executed this Memorandum as of the date first above shown.

Brampton Crest International, Inc.	America’s Emergency Network, LLC

By:	By:
Title: President	Title: President and Managing Member